EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of the 4th day of June, 2003 ("Agreement Date") by and between Financial Industries Corporation, a Texas company ("Company"), and William P. Tedrow ("Executive"), a resident of Texas. In consideration of the mutual agreements contained herein, the Company and Executive agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

     1.1 "Accrued Base Salary" means the amount of executive's Base Salary which is accrued but not yet paid as of the Date of termination.

     1.2 "Affiliate" means any Person that directly or indirectly controls, is controlled by, is under common control with, the Company. For the purposes of this definition, the term "control" when used with respect to any Person means (a) the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, or (b) for purposes of Section 1.11 and Article VII, the power substantially to influence the direction of strategic management policies of such Person, and provided the Company has a direct or indirect commercial relationship with such Person, all as determined by the Compensation Committee of the Board or its successor. As of the date hereof, the Affiliates of the Company include all companies as listed on Exhibit 21.1 of the Company s Annual Report on Form 10-K filed on April 18, 2003 with the Securities and Exchange Commission and FIC Financial Services, Inc., a Nevada corporation. The term also includes any company which becomes an Affiliate of the Company on or after the date of this Agreement.

     1.3 "Accrued Annual Bonus" means the amount any Annual Bonus earned but not yet paid with respect to any Fiscal Year ended prior to the date of termination.

     1.4 "Agreement" -- as defined in the introductory paragraph of this Agreement.

     1.5 "Agreement Date" -- as defined in the introductory paragraph of this Agreement.

     1.6  "Anniversary Date" means any annual anniversary of the Agreement Date.

     1.7  "Base Salary" -- as described in Section 4.1.

     1.8  "Beneficiary" -- as defined in Section 9.2.

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     1.9  "Board"  means the Board of  Directors  of Company  unless the context indicates otherwise.


     1.10 "Cause" means any of the following:

          (a) Executive's conviction of, plea of guilty to, or plea of nolo contendere to a felony (other than a traffic-related felony) that involves fraud, dishonesty or moral turpitude;

          (b) any willful action by Executive resulting in criminal, or civil liability by a court of competent jurisdiction under Federal or State workplace harassment or discrimination laws; or violation of internal Company workplace harassment, discrimination or other workplace policy under which such action could be and could reasonably be expected to be grounds for immediate termination of a member of Senior Management (other than mere failure to meet performance goals, objectives, or measures), including, but not limited to, any finding against the Company by the EEOC or other governmental entity under Federal or State workplace harassment or discrimination laws wherein Executive was the party which caused the adverse finding against the Company; or any willful action by executive, wherein after thorough investigation by the company, it is determined by the company that executive has violated internal company workplace harassment or discrimination policies under which such action could reasonably be expected to be grounds for termination.

          (c) Executive's willful and intentional material breach of this Agreement,

          (d) Executive's habitual neglect of duties, (other than resulting from Executive's incapacity due to physical or mental illness) which results in substantial financial detriment to the Company or any Affiliate;

          (e) Executive's personally engaging in such conduct as results or is likely to result in (i) substantial damage to the reputation of the Company or any Affiliate, as a respectable business, and (ii) substantial financial detriment (whether immediately or over time) to the Company or any Affiliate,

          (f) Executive's willful and intentional material misconduct in the performance or gross negligence of his duties under this Agreement that results in substantial financial detriment to the Company or any Affiliate,

          (g) Executive's intentional failure (including a failure caused by gross negligence) to cause the Company or any Affiliate to comply with applicable law and regulations material to the business of the Company which results in substantial financial detriment to the Company or any Affiliate,

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          (h)  Executive's  willful  or  intentional  failure  to  comply in all material  respects with a specific written direction of the Chief
               Executive   Officer  of  the  Company  that  is  consistent  with
               reasonable business practice and not inconsistent with this agreement and executive's responsibility hereunder; provided, however, that no such written direction shall require Executive to perform any illegal act.


          (i) the failure of FICFS to produce a positive Net Financial Impact for any full fiscal year which begins on or after two years after the effective date of this Agreement. For purposes of this clause, the determination of "Net Financial Impact" for any period shall include:

               (a)  the Net Income of FICFS, and

               (b) the Enterprise Value Contribution of FICFS to FIC (determined in accordance with the valuation process described in Exhibit A hereto) and the GAAP net income of any Insurance Company owned by FIC as of the effective date of this Agreement, to the extent attributable to any insurance or annuity policy production, either as direct written premium or assumed reinsurance premium, whether such produced insurance or annuity premium resulted directly through a New Era Company, through a contact made by an employee or agent of a New Era Company; through a marketing relationship developed through a New Era Company (including the relationship with Equita Financial and Insurance services of Texas, Inc.), or income derived from efforts of any employee of a New Era Company,.


                    For purposes of clauses (c),(d), and( e), (f) and (g) of the preceding sentence, Cause shall not mean the mere existence or occurrence of any one or more of the following, and for purposes of clause (e) of the preceding sentence, Cause shall not mean the mere existence or occurrence of item (iv) below:

                    (i)  bad judgment,

                    (ii) negligence other than  Executive's  habitual neglect of duties or gross negligence;

                    (iii)any act or  omission  that  Executive  believed in good faith to have been in the interest of the Company (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled), or

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                    (iv) failure  to  meet  performance  goals,   objectives  or
                         measures;

                    provided,  that for purposes of clauses (c),  (d), (e), (f),
                    (g) and (h), any act or omission that is curable shall not constitute Cause unless the Company gives Executive written notice of such act or omission that specifically refers to this Section and, within 10 days after such notice is received by Executive, Executive fails to cure such act or omission.

     1.11 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     1.12 "Company" means Financial Industries Corporation, a Texas company.

     1.13 "Competitive Business" means as of any date any corporation (other than the Company or any Affiliate of the Company) or other Person or (and any branch, office or operation thereof) that engages in, or proposes to engage in:

          (a) (i) the delivery of any consulting service, investment advice, administrative service to any educational institution or city, county, or state governmental entity or (ii) the marketing or sale of any form of annuity, insurance or securities products of any kind that either FIC or any affiliate as of such date does, or has under active consideration a proposal to, market or sell (any such form of annuity, insurance or security, a "Company Product") to any educational institution or city, county or state governmental entity.

          (b) any other business that as of such date is a direct and material competitor of the Company and its Affiliates to the extent that prior to the Date of Termination the Company or its Affiliates engaged at any time within 12 months in or had under active consideration a proposal to engage in such competitive business;

and that is located anywhere in the United States where the Company or its Affiliates is then engaged in, or has under active consideration a proposal to engage in, any of such activities.

     1.14 "Current CEO" means Eugene E. Payne, the Chairman, President and Chief Executive Officer of the Company as of the Agreement Date.

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     1.15 "Date of  Termination"  means the date of the receipt of the Notice of
          Termination by Executive (if such Notice of Termination is given by or on behalf of Company) or by Company (if such Notice of Termination is given by Executive), or any later date, not more than 15 days after the giving of such Notice of Termination, specified in such notice, as of which Executive's employment with the Company shall be terminated; provided, however, that:

          (i) if Executive's employment is terminated by reason of death, the Date of Termination shall be the date of Executive's death; and

          (ii) if Executive's employment is terminated by reason of Disability, the Date of Termination shall be the 30th day after Executive's receipt of the physician's certification of Disability, unless, before such date, Executive shall have resumed the full-time performance of Executive's duties; and

          (iii)if Executive terminates his employment without Good Reason, the Date of Termination shall be the 30th day after the giving of such Notice of Termination; and

          (iv) if no Notice of Termination is provided, the Date of Termination shall be the last date on which Executive is employed by the Company.

     1.16 . "Disability" means a mental or physical condition which renders Executive unable or incompetent to carry out the material job responsibilities which Executive held or the material duties to which executive was assigned at the time the disability occurred, which exists for (i) at least 4 consecutive months or (ii) at least 6 months in any twelve month period. The determination as to whether Executive is disabled, as defined herein, shall be made by an independent Doctor of Medicine ("Physician") selected by the Company. Before the Executive can be declared to be disabled, such Physician shall provide a copy of the diagnosis of disability to the Executive. Executive shall have the option to submit a diagnosis by a physician of his choosing within (30) days of receiving the diagnosis from the Physician selected by the Company. If the diagnosis provided the Physician selected by Executive finds that the Executive is not disabled, the Company and the Executive or the Executive's agent shall designate a mutually agreeable third physician and obtain a third diagnosis within (30) days of receipt of the diagnosis from the second physician selected by the Executive. The diagnosis of the two physicians in agreement shall then prevail. The cost of obtaining the first and third diagnosis shall be paid by the Company.

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     1.17 "Employment Period" -- as defined in Section 3.1.

     1.18 "Executive" -- as defined in the introductory paragraph of this Agreement.

     1.19 FICFS means FIC Financial Services, Inc., a Nevada corporation which is, as of the date of this Agreement, is a wholly-owned subsidiary of the Company.


     1.20 "Fiscal  Year" means the  calendar  year,  which is the period used in
          connection  with  the  preparation  of  the   consolidated   financial
          statements of Company.

     1.21 "Good Reason" means the occurrence of any one of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

          (a) any material breach of the Agreement by the Company, including any of the following, each of which shall be deemed material:

               (i) any material adverse change in the title, status, responsibilities, authorities or perquisites of Executive which is initiated by any person other than the Current CEO;

               (ii) causing or  requiring  Executive  to report to anyone  other than the Chief Executive Officer of the Company;

               (iii)assignment  to Executive of duties  materially  inconsistent with his position and duties described in this Agreement, including status, offices, or responsibilities as contemplated under Section 2.1or any other action by the Company which results in an adverse change in such position, status, offices, titles or responsibilities; or

               (iv) any reduction or failure to pay  Executive's  Base Salary in violation of Section 4.1.;

          provided,  that no act or  omission  described  in clauses (i) through
          (iv) of this Section shall constitute Good Reason unless Executive gives Company written notice of such act or omission and the Company fails to cure such act or omission within 30-days after delivery of such notice (except that Executive shall not be required to provide such notice in case of intentional acts or omissions by a Company or more than once in cases of repeated acts or omissions); or

          (b) relocation of the Company's executive offices or Executive's own office location to a location that is outside the Austin, Texas metropolitan area;

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In the event of an occurrence or omission  constituting  Good Reason,  Executive shall not be entitled to terminate his employment for Good Reason unless within 3 months after Executive first obtains actual knowledge of such an event constituting Good Reason, he notifies Company of the events constituting such Good Reason and of his intention to terminate employment for Good Reason by a Notice of Termination.

     1.22 "New Era Company" means FICFS and any company which is a subsidiary of FICFS.

     1.23 "Net Income of FICFS" means the net income of FICFS, as determined by the Company in accordance with generally accepted accounting principles. In determining Net Income, expenses of FICFS shall include expenses, including, but not limited to, overhead and general corporate expenses of the Company and its Affiliates, allocated to FICFS in accordance with expense allocation agreements, procedures and policies established by the Company, and its Affiliates. Such expense allocation agreements shall be consistent with the requirements imposed upon the life insurance company subsidiaries of the Company under the insurance holding company laws and regulations of the states in which such subsidiaries are authorized to conduct business. In lieu of participating with the Company and its Affiliates in such allocation agreements with respect to the following "optional services", Executive may elect to obtain such "optional services" from vendors other than the Company if such services are available from outside vendors at a lesser cost or are of a higher quality. For purposes of this Agreement, "optional services" means, and are limited to, general office equipment and supplies, personal computer equipment, printing and general sales support functions. Executive acknowledges that, in no event, shall "optional services" include general corporate functions, including, but not limited to, internal audit, accounting, executive or legal. To the extent that Executive elects to obtain "optional services" from sources other than the Company, the full cost of such services shall be allocated to the expenses of FICFS.

     1.24 "Notice of Termination" means a written notice of termination of Executive's employment given in accordance with Section 7.1 by the Company, or by Executive, as the case may be, which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (c) if the Date of Termination is other than the date of receipt of such Notice of Termination, the Date of Termination.

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   1.25 "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

     1.26 "Pro-rata  Annual  Bonus" means the product of (i) the Maximum  Annual
          Bonus multiplied by (ii) a fraction of which the numerator is the number of days which have elapsed in such Fiscal Year through the Date of Termination and the denominator of which is 365.

     1.27 "Restricted Stock" means the shares of common stock, par value $0.01, of FICFS provided to Executive in accordance with the provisions of
          Article VI.

     1.28 "Senior Management" means Vice Presidents or the General Counsel of the Company.

     1.29 "Taxes" means the incremental federal, state, and local income taxes payable by Executive with respect to any applicable item of income.

     1.30 "Termination For Good Reason" means a Termination of Employment by Executive for a Good Reason.

     1.31 "Termination  of  Employment"  means a  termination  by the Company or
          Executive  of  Executive's   employment   with  the  Company  and  its
          Affiliates.

     1.32 "Termination Without Cause" means a Termination of Employment by the Company for any reason other than Cause or Executive's death or Disability.

     1.33 "IRR Requirements" shall mean the internal rate of return, net of taxes, established by the Company or its subsidiaries from time to time, in its sole discretion; the parties hereto acknowledge that, as of the date of this Agreement, the target internal rate of return , using industry average expense assumptions, so established is 11%.

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                                   ARTICLE II.

                                     DUTIES

     2.1 Duties. During the Employment Period (as hereinafter defined), Executive agrees to serve as (i) the President of FICFS and (ii) Vice President of the Company and will, subject to the direction of the Company's Chief Executive Officer, perform duties of substantially the same character as those ordinarily performed by persons in similar positions. Such duties shall include participation with the Chief Financial Officer and the Controller in the general supervision of the investment activities of FIC and FICFS, consistent with the investment guidelines approved from time to time by the board of directors of the Company. Executive will report to the Chief Executive Officer of the Company. Executive shall devote his best efforts and skill, attention and energies to the business and affairs of the Company on a full time basis in order to discharge the duties of Executive hereunder.

     2.2 Directives. During the Employment Period, Executive shall follow the lawful directives of the CEO which are consistent with stated policy of the Board of Directors of the Company. During the Employment Period, Executive shall perform the duties assigned to him, and shall devote his full business time, attention and effort, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, to the affairs of the Company and shall use his best efforts to promote the interests of the Company. The Executive shall not engage in any other business or commercial activity for profit, including service on the board of directors of any corporation other than the Company, without the prior written consent of the CEO. The preceding sentence is not intended to prevent Executive from acting as a passive investor in any business which does not involve the personal efforts of Executive. The Executive and the Company acknowledges that his business time is not limited to a fixed number of hours per week.


                                  ARTICLE III.

                                EMPLOYMENT PERIOD

     3.1 Employment Period. Subject to the termination provisions hereinafter provided, the term of Executive's employment under this Agreement (the "Employment Period") shall begin on the Agreement Date and end on March 31, 2009. The employment of Executive by Company shall not be terminated other than in accordance with Article VII.

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                                   ARTICLE IV.

                                  COMPENSATION

     4.1 Salary. Executive shall be paid in accordance with normal payroll practices (but not less frequently than monthly) an annual salary at a rate of $250,000 per year ("Base Salary"). During the Employment
          Period, the Base Salary shall be reviewed periodically and may be increased from time to time as shall be determined by the Chief Executive Officer and subsequently ratified by the Board. After any such increase, the term "Base Salary" shall thereafter refer to the increased amount. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement. Base Salary shall not be reduced at any time without the express written consent of Executive.

     4.2 Annual Bonus. Executive will be eligible for an annual bonus, not to exceed $200,000 per year. The amount of any annual bonus shall be established by the CEO on the following basis: (i) one-third of the amount of the annual bonus will be based upon performance criteria established by the CEO with respect to the operating results of FICFS,
          (ii) one-third of the amount of the annual bonus will be established by the CEO with respect to the operating results of FIC and (iii) one-third of the amount of the annual bonus will be determined at the sole discretion of the CEO.

     4.3 Restricted Stock. On the Effective Date, FICFS shall award to Executive 60 shares of the common stock, par value $0.01, of FICFS, subject to the terms and provisions of Article VI hereof. This 60 shares shall evidence a then current 6% ownership interest in the common stock of FICFS. Thereafter, any adjustments in the issued and outstanding capital stock of FICFS shall require Executive's prior written consent, but in no event shall Executive's ownership percentage be less than 6%. Executive acknowledges that all amounts provided by FIC to FICFS shall be in the form of loans, the initial loan being for $7.5 million at an interest rate of 5.4%, and future loans on such terms and conditions as agreed to by the Company and Executive at the time each such loan is provided, and that the amount of such loans shall be taken into account in any valuation of FICFS to be made in accordance with the provisions of this Agreement.

     4.4 Savings and Retirement Plans. Executive shall be eligible to participate during the Employment Period in any Company's savings and retirement plans, practices, policies and programs, in accordance with the terms thereof, at the highest available level, if any, applicable from time to time to members of Senior Management, including any supplemental executive retirement plan.

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     4.5  Stock Options.  Executive  shall be granted options to purchase common stock of FIC, in accordance with the provisions of the Option Agreement dated June 4, 2003 between the Company and Executive.


                                    ARTICLE V
                                 OTHER BENEFITS

     5.1 Welfare Benefits. During the Employment Period, Executive and his family shall be eligible to participate in at the highest level, and shall receive all benefits under, any Company's welfare benefit plans, practices, policies and programs provided or made generally available by the Company to Senior Management (including medical, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs), in accordance with their terms as in effect from time to time.

     5.2 Fringe Benefits. During the Employment Period, Executive shall be entitled to the following fringe benefits (a) those generally appplicable to Senior Management in accordance with their terms as in effect from time to time; (b) a monthly discretionary business development allowance, not to exceed $2,000, (c) a moving expense allowance of $17,500 payable on the Effective Date.

     5.3 Success Fee. For Executive's efforts in bringing the transaction known as "New Era" marketing to FIC, Executive will be paid by FIC, upon execution of this agreement, a lump sum of $400,000. This Fee is ordinary income to the Executive and is subject to appropriate payroll taxes.

     5.34 Vacation. During the Employment Period, Executive shall be entitled to paid vacation time under the plans, practices, policies, and programs generally applicable to members of Senior Management in accordance with their terms as in effect from time to time.

     5.45 Expenses. Executive shall be promptly reimbursed for all actual and reasonable employment-related business expenses he incurs during the Employment Period in accordance with any Company's practices, policies, and procedures generally applicable to members of Senior
          Management in accordance with their terms as in effect from time to time, including the timely submission of required receipts and accountings. Notwithstanding the foregoing, no expense shall be reimbursed more than once.

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                                   ARTICLE VI.
                                RESTRICTED STOCK

     6.1 Issuance of Restricted Stock. On the Effective Date, Executive shall be issued a stock certificate in respect of the shares of Restricted Stock specified in Section 4.3. Such certificate shall be registered in the name of Executive, and shall bear the following legend:

          The shares of stock represented by this certificate are subject to restrictions and limitations on transferability contained in the Employment Agreement dated June 4, 2003 between the registered owner and Financial Industries Corporation, a Texas company

The stock certificate shall be held in the custody of the Company and Executive shall deliver a stock power, endorsed in blank, relating to such shares.

     6.2 Rights, Restrictions and Conditions Applicable to Restricted Stock. Executive shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Any purported transfer in violation of any provision of this Agreement shall be void and ineffectual, shall not operate to transfer any interest or title in the purported transferee.

          Prior to Repurchase of the Restricted Stock in accordance with the provisions of Section 6.3, Executive shall generally have the rights of a stockholder of FICFS, including the right to vote the shares and to receive any dividends thereon which are declared by the Board of directors of FICFS.

          Until the first Repurchase Event to occur:

          (a) if there is any change in the number of outstanding shares of capital stock (common or preferred) of FICFS through the declaration of stock dividends, stock splits or the like, the number of shares of Restricted Stock granted to Executive shall be automatically adjusted. If there is any change in the number of outstanding shares of total stock of FICFS through any change in the capital account of FICFS, the Company shall make appropriate adjustments and/or modifications to the number of shares of Restricted Stock awarded to Executive so as to keep Executives ownership interest in the common stock of FICFS at 6%.

          (b) the Company will provide commercially reasonable efforts support to FICFS in order to assist Executive in implementing the business plan of FICFS approved by the Company. These reasonable efforts will include , to the extent consistent with pricing assumptions and expense levels designed to attain the reasonable profit objectives of the Company and its Affiliates, developing products using industry average expense levels; development of necessary reinsurance accounting support; development of sufficient policy processing capability; maintaining an adequate capital and surplus base in Investors Life Insurance Company of North America or Family Life Insurance Company to support the insurance policy and annuity production of FICFS; provided, however, that the obligations of the Company hereunder shall not include the development, marketing or sale of any insurance or annuity product which does not meet the IRR Requirements established by the Company or its subsidiaries with respect to such insurance or annuity product;

          (c) the Company will cause FICFS to prepare financial statements, based on generally accepted accounting principles, on a periodic basis. The initial financial statements shall be for the period ended December 31, 2003; thereafter, such financial statements shall be prepared on a semi-annual basis.

     6.3  Repurchase  of  Restricted  Stock.

          (a) On the first date that a Repurchase Event occurs, the Company shall purchase all the shares of Restricted Stock issued to Executive from the Executive and Executive shall sell all the shares of Restricted Stock to the Company in accordance with the terms and conditions of this Section (the Repurchase). Repurchase Event shall mean any of the following:

               (i)  the   termination  of  this  Agreement  by  the  Company  in
                    accordance   with  Section  7.1  or  by  the   Executive  in
                    accordance with Section 7.1;

               (ii) the termination of this Agreement in accordance with Section
                    7.2;

               (iii)the   termination  of  this  Agreement  in  accordance  with
                    Section 7.3;

               (iv) December 31, 2008,


          (b) Unless the Executive elects a later date as provided in the following sentence, the Repurchase shall occur on the date determined by the Company, but not later than ninety (90) days of the occurrence of the first Repurchase Event to occur (the "Repurchase Date"). Executive may elect to defer the date of determination of the Repurchase Price for a period of up to twenty-four months following the Repurchase Event, in which case, the Repurchase Date shall be not later than ninety (90) days following the date on which the Repurchase Price is so determined

          (c) If the Repurchase occurs pursuant to a Repurchase Event described in Section 6.3 (a)(ii), (iii) or (iv) above, then the Repurchase will be calculated in accordance with the valuation process set forth in Exhibit A (the Repurchase Price ). If the Repurchase occurs pursuant to a Repurchase Event described in Section 6.3
               (a)(i)  above,  then the  Repurchase  Price  will be ten  dollars
               ($10);

          (d) If the amount to be paid to Executive in accordance with the provisions of this Section 6.3 exceeds $5 million, the Company may, in lieu of paying such excess in cash, deliver to Executive a subordinated note of the Company, such note to be for a ten-year term, with payments of principal and interest on a semi-annual basis, and bearing interest at the then- prevailing rate for ten-year U.S. Treasury notes, plus 2.5%;

          (e) The purchase price for the Repurchase will be made by the Company no later than ninety (90) days following the Repurchase Date in cash or other immediately available funds (or, if applicable in accordance with the provisions of clause c, above, , in cash and notes) to a bank account designated in writing by the Executive to the Company. In the event that the Executive fails to provide such bank account information to the Company five (5) business days prior to the date that such payment is due, the Company may deliver the Repurchase Price to the Executive in the same manner that it delivered the last payment required pursuant to Section
               4.1 above.

      6.4 Premium Reporting.

     For the period ending December 31, 2003, and on a quarterly basis thereafter, the Company will provide Executive with an accounting of all premiums which qualify for inclusion in the determination of the Enterprise Value Contribution to FIC, as set forth in Exhibit A, hereto. Following each such reporting period, Executive may, within 30 days, notify the accounting department and the CEO of FIC, in writing, if Executive does not concur with the premium accounting set forth in such report. If Executive does not so notify FIC that Executive disagrees with such premium accounting report, together with an explanation of the reasons for such disagreement, then the premium accounting set forth in such report shall be binding on both Executive and the Company. If FIC and Executive cannot resolve any disagreements which involve a premium accounting report, then the matter shall be submitted to mediation as described in 9.16.

                                  ARTICLE VII.

                              TERMINATION BENEFITS

     7.1  Termination for Cause or Other than for Good Reason, etc.

          (a) If Company terminates Executive's employment with the Companies for Cause or Executive terminates his employment other than for Good Reason, death or Disability, the Executive shall be entitled to receive immediately after the Date of Termination a lump sum amount equal to the sum of Executive's Accrued Base Salary and Executive shall not be entitled to receive any severance or other payment, other than (i) any amounts Executive may be entitled to pursuant to Article VI, hereunder and (ii) compensation and benefits which relate to or derive from Executive's employment with the Company on or prior to the Date of Termination and which are otherwise payable in case of termination for Cause or other than for Good Reason, death or Disability, as applicable.

          (b) Executive's employment may be terminated for Cause only if (i) Company provides Executive (before the Date of Termination) with at least twenty days advance written notice and specifies in detail in writing the basis of a claim of Cause and provides Executive, with or without counsel, at Executive's election, an opportunity to be heard and present arguments and evidence on Executive's behalf , (ii) the Chief Executive Officer of the Company determines that the acts or omissions constitute Cause which Executive failed to cure after being given an opportunity to cure if required by Section 1.11, and to the effect that Executive's employment should be terminated for Cause and (iii) Company thereafter provides Executive a Notice of Termination which specifies in detail the basis of such Termination of Employment for Cause.

     7.2 Termination for Death or Disability. If, before the end of the Employment Period, Executive's employment terminates due to his death or Disability, Executive or his Beneficiaries, as the case may be, shall be entitled to receive immediately after the Date of
          Termination, a lump sum amount which is equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, unreimbursed expenses and any amounts which Executive may be entitled to pursuant to Article VI, hereunder.

     7.3 Termination Without Cause or for Good Reason. In the event of a Termination Without Cause or a Termination for Good Reason (in either case occurring during the Employment Period), Executive shall be entitled to receive the following:


          a) promptly after the date of termination, (but in no event later than ten business days after the date of termination) a lump sum amount equal to the sum of (i) the unpaid amount on the remaining portion of Executive's Accrued Base Salary for the year in which the termination occurs (measured from the date of termination to the Anniversary Date); plus (ii) the Pro-rata Annual Bonus that was potentially earnable for the Fiscal Year in which the termination occurred; plus any reimbursable expenses.

          b) promptly after the date of termination, (but in no event later than ten business days after the date of termination) a lump sum amount equal the sum of (i) the Base Salary and the Pro-rata Annual Bonus for the Fiscal Year during which the termination occurs, multiplied by (ii) the number of full Fiscal Years from the January 1st next following the last day of the Fiscal Year in which such termination occurs to December 31, 2006 (but not less than two years);

          (c) the benefits specified in Section 5.1 and Section 5.2 to which Executive is entitled as of the date of termination, for the greater of (i) the number of months remaining in the initial term of the agreement or (ii) twenty-four months following the date of termination.

               Notwithstanding anything herein to the contrary, the benefits provided in Section 7.3 shall be provided only upon Executive's execution of a release and waiver as described in Section 7.5

     7.4 Other Rights. This Agreement shall not prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan, program or policy provided by the Company and for which Executive may qualify, and shall not impair the Company's rights to amend or terminate any benefit, bonus, incentive or other plan program or policy; provided however that no such amendment or termination shall treat Executive less favorably than other Senior Management and Executive's benefits, bonus and incentives in the aggregate shall not be reduced. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, program or policy and any other payment or benefit required by law at or after the Date of Termination shall be payable in accordance with such plan, program or policy or applicable law execept as expressly modified by this Agreement.

     7.5 Waiver and Release. Notwithstanding anything here in to the contrary, upon any Termination of Employment (other than due to death)

          (a) the Executive shall execute a release and waiver in form mutually agreed by Executive and the Company (which agreement neither party shall unreasonably withhold) which releases, waives, and forever discharges the Company, its Affiliates, and their respective subsidiaries, affiliates, employees, officers, shareholders, members, partners, directors, agents, attorneys, predecessors, successors and assigns, from and against any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of every kind and nature in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive's employment with and services as a director of the Company and its Affiliates; claims or demands related to compensation or other amounts under any compensatory arrangement, stock, stock options, or any other ownership interests in the Company or any Affiliate, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation or equity; claims pursuant to any federal, state, local law, statute of cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; tort law, contract law; wrongful discharge, discrimination; defamation; harassment; or emotional distress; provided that Executive's waiver and release shall not relieve the Companies from any of the following obligations, to the extent they are to be performed after the date of the release and waiver: (i) payment of amounts due under Sections 7.1, 7.2 or 7.3, as applicable and (ii) any obligations under the. second sentence of Section 7.4; and provided further that (x) neither party shall release the other from his or its obligations under Article VIII of this agreement, to the extent such obligations are to be performed after the Date of Termination, and (y) Executive shall not be precluded from defending against Cause Claims (as defined in Section 7.5(b)); and

          (b) the Company shall execute a release and waiver in form mutually agreed by Executive and the Company (which agreement neither party shall unreasonably withhold) which releases, waives, and forever discharges the Executive and his executors, administrators, successors and assigns, from and against any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of every kind and nature in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive's employment with or service as a director of the Company and its Affiliates, but excluding any such claims liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages or obligations arising out of or in any way connected with events, acts or conduct giving rise to or in any way connected with Executive's Termination of Employment for Cause ("Cause Claims"), provided, however, that (i) neither party shall release the other from his or its obligations under Article VIII of this agreement, to the extent such obligations are to be performed after the Date of Termination, and (ii) Executive shall not be precluded from defending against Cause Claims.

          (c) Executive hereby agrees that the execution of this Agreement is adequate consideration for the execution of such a release, and hereby acknowledges that the Company would not have executed this Agreement had Executive not agreed to execute such a release

                                  ARTICLE VIII.

                              RESTRICTIVE COVENANTS

     8.1 Non-Competition. During the period that Executive is an active employee of the Company and for a period of:

               (i) five (5) years thereafter if the termination of employment is pursuant to Section 7.1 or the Disability provisions of
                    Section 7.2, and

               (ii) two years  thereafter  if the  termination  of employment is pursuant to Section 7.3

               (the Non-competition Period), Executive will not:

          (a) engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with any competitive business;

          (b) directly or indirectly, for himself or on behalf of another, (i) solicit any customers of the Company or its Affiliates for the benefit of any business directly or indirectly in competition with the business of the Company or its Affiliates, or (ii) request, advise or induce any person who is a customer, employee, contractor, vendor, or lessor of the Company or its Affiliates to withdraw, curtail, or cancel, or engage in any other activity that could adversely affect, the relationship such person has with the Company or its Affiliates.(b) directly or indirectly, for himself or on behalf of another, (i) solicit any customers of the Company or its Affiliates for the benefit of any business directly or indirectly in competition with the business of the Company or its Affiliates, or (ii) request, advise or induce any person who is a customer, employee, contractor, vendor, or lessor of the Company or its Affiliates to withdraw, curtail, or cancel, or engage in any other activity that could adversely affect, the relationship such person has with the Company or its Affiliates.

         (c) directly or indirectly, for himself or on behalf of another, solicit for employment or engagement as an independent contractor, or for any other similar purpose, any person who was in the six-month period preceding the solicitation, or is at the time of the solicitation, an employee or independent contractor of the Company or its Affiliates.

     8.2 Confidentiality. The Company agrees to disclose to Executive from time to time Confidential Information which may be necessary for Executive to perform under this Agreement. Executive agrees that he will not directly or indirectly, acting alone or in conjunction with others, disclose to any person, firm or corporation any Confidential Information. Confidential Information shall include all confidential or proprietary information of the Company, its Affiliates or FICFS, including, without limitation, all marketing techniques, pricing information, business plans, ideas and opportunities, financial statements and projections, specialized customer information concerning unique or novel marketing habits, any special products or services that the Company, its Affiliates or FICFS may offer or provide to its customers or its agent force form time to time, all past or present customer lists and contacts of the Company, its Affiliates or FICFS (regardless of whether obtained by or through
          Executive's efforts, directly or indirectly, or handled by Executive for the Company, its Affiliates or FICFS ), all trade, technical or technological secrets, any details of organization or business affairs, any processes, services, compensation and other employment practices, research, pricing practices, price lists and procedures, purchasing, accounting, production, operations, organization, finances, any other information, method, technique or system, or any other confidential or proprietary information relating to the business of the Company, its affiliates or FICFS. Notwithstanding the foregoing, Confidential Information shall not be deemed to include any information which (i) is or becomes generally available to the public or known by a knowledgeable person in the industry (except as a result of Executive s breach of this Agreement) or (ii) is or becomes lawfully available to Executive on a non-confidential basis from a third party without, to the Executive s knowledge, breach by that third party of any obligation of confidence concerning that Confidential Information. Nothing herein shall prevent disclosure of any Confidential Information if, upon the advice of counsel, Executive is compelled to disclose such Confidential Information, provided that Executive provides notice of any such compelled disclosure so that the Company may seek a protective order or confidential treatment.

    8.3  Reasonableness of Restrictive Covenants.

          (a)  Executive  acknowledges that the covenants  contained in Sections
               8.1 and 8.2 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's relationships with its employees, clients and suppliers. Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.

          (b) The Company and Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained in Sections 8.1 and 8.2 will not deprive him of the ability to earn a livelihood or to support his dependents.

     8.4  Right to Injunction; Survival of Undertakings.

          (a) In recognition of the necessity of the limited restrictions imposed by Sections 8.1 and 8.2, the parties agree that it would be impossible to measure solely in money the damages that any of the Company would suffer if Executive were to breach any of his obligations under such Sections. Executive acknowledges that any breach of any provision of such Sections would irreparably injure the Company. Accordingly, Executive agrees that the Company shall be entitled, in addition to any other remedies to which Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any actual breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any defense that any of the Company has to adequate remedy at law for any such breach.

          (b)  If a court determines that any of the covenants  included in this
               Article VIII are unenforceable in whole or in part because of such covenant's duration or geographical or other scope, such court may modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

          (c) All of the provisions of this Article VIII shall survive any Termination of Employment without regard to (i) the reasons for such termination or (ii) the expiration of the Employment Period.

          (d) Company shall have any further obligation to pay or provide severance or benefits hereunder if a court determines that the Executive has breached any covenant in this Article VIII.

                                   ARTICLE IX.

                                  MISCELLANEOUS

     9.1 Approvals. The Company represents and warrants to Executive it has taken all corporate action necessary to authorize this Agreement.

     9.2 No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive's employment by another employer, except that any continued welfare benefits provided for by Article 7 shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer. The Company s obligation to make the payments provided for in this Agreement and otherwise perform the obligations hereunder shall not (unless Executive is terminated for Cause) be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive.

     9.3 Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary ("Beneficiary") designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Such payments shall not be less than the amount payable to Executive as if Executive had lived to the date of payment and were the payee. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

     9.4 Assignment; Successors. This Agreement is personal to Executive and he may not assign his duties or obligations under it. Company may not assign its respective rights and obligations under this Agreement without the prior written consent of Executive, except to a successor to the Company's business which expressly assumes the Company's obligations hereunder in writing. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and its successors and permitted assigns. Company shall require any successor to all or substantially all of the business and/or assets of such Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as such Company would be required to perform if no such succession had taken place.

     9.5 Non-alienation. Except as is otherwise expressly provided herein, benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

     9.6 Severability. If all or any part of this Agreement is declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

     9.7 Amendment; Waiver. This Agreement shall not be amended or modified except by written instrument executed by Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

     9.8 Arbitration. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof shall be submitted to and settled by binding arbitration in Austin, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any dispute, controversy or claim submitted for resolution shall be submitted to three (3) arbitrators, each of whom is a nationally recognized executive compensation specialist. The Company shall select one arbitrator, the Executive shall select one arbitrator and the third arbitrator shall be selected by the first two arbitrators. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of a forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties, except that in the discretion of the arbitrators any award may include the fees and costs of a party's attorneys if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration in bad faith or as a dilatory tactic. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations. Notwithstanding anything to the contrary contained in this Section 9.8 or elsewhere in this Agreement, either party may bring an action in the Travis County, Texas District Court, in order to maintain the status quo ante of the parties. The "status quo ante" is defined as the last peaceable, uncontested status between the parties. However, neither the party bringing the action nor the party defending the action thereby waives its right to arbitration of any dispute, controversy or claim arising out of or in connection or relating to this Agreement. Notwithstanding anything to the contrary contained in this Section 9.8 or elsewhere in this Agreement, either party may seek relief in the form of specific performance, injunctive or other equitable relief in order to enforce the decision of the arbitrator. The parties agree that in any arbitration commenced pursuant to this Agreement, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as would be available in a federal district court pursuant to Rules 26 through 37 of the Federal Rules of Civil Procedure. In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator(s) shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37, Federal Rules of Civil Procedure.

     9.9 Notices. All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


                If to Company, to:      Financial Industries Corporation
                                        6500 River Place Blvd., Building One
                                        Austin, Texas 78730
                                        Attention: Theodore A. Fleron,
                                        Vice President and General Counsel
                                        Facsimile No.:  (512) 404-5051


                If to Executive, to:    At his most recent home address on file
                                        with the Company

          Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

     9.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     9.11 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

     9.12 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement and shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

     9.13 Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

     9.14 Survival of Executive's Rights. All of Executive's rights hereunder, including his rights to compensation and benefits, and his obligations under Article VIII hereof, shall survive the termination of Executive's employment or the termination of this Agreement.

     9.15 Joint and Several Liability. The obligations of the Company to Executive under this Agreement shall be joint and several.

     9.16 Mediation. Any dispute or controversy under this Agreement which calls for resolution via Mediation shall be resolved in accordance with the procedures set forth in this Section 9.16. The party submitting a claim for Mediation shall give written notice to the other party that they wish to invoke the provisions of this Section 9.16 ("Notice of Mediation"). Thereafter, FIC shall select one mediator (any reference to mediator herein may also include an arbitrator), the Executive shall select one mediator and the third mediator shall be selected by the first two mediators. The parties shall mediate the matter within twenty (20) days of receipt of the Notice of Mediation by the party receiving such notice. If the parties cannot reach an agreement at such mediation, the parties hereby agree that the three mediators shall reach a decision regarding the dispute or controversy within ten
          (10) days of the mediation date. Such decision by the mediators shall be binding on both the Company and Executive. The expenses of the Mediation shall be borne equally by the parties, except that in the discretion of the mediators any award may include the fees and costs of either party's if the mediator expressly determines that the party against whom such award is entered has caused the dispute or controversy to be submitted to Mediation in bad faith or as a dilatory tactic.

     9.17 Key Man Life Insurance. The Company reserves the right to purchase "key man" life insurance policy on the life of Executive, with the Company named as the owner and beneficiary of such policy. The face amount of such policy shall be determined by the Company from time to time. Executive shall cooperate with the Company and the insurer selected by the Company in connection with the issuance and continuation of any such policy.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


     FINANCIAL INDUSTRIES CORPORATION


     By:_______________________________

     Name:_____________________________

     Title:____________________________



     EXECUTIVE:  ______________________
                 WILLIAM P. TEDROW

                                    Exhibit A

     If the Repurchase of Executive's stock in FICFS (as defined in Section 6.3 of this Agreement) occurs pursuant to a Repurchase Event described in Section
6.3 (a)(ii), (iii) or (iv), the determination of the Repurchase Price shall be made in accordance with the valuation process set forth in this Exhibit A.

     The  Repurchase  Price for purposes of said  Section 6.3 (a)(ii),  (iii) or
(iv) shall be six percent (6%) of A minus B plus C, where:


          "A" is the value resulting from the Valuation Criteria applied to FICFS, as described below, "B" is $7.5 million, which is the difference between (a) the value of the New Era Companies acquired by FICFS concurrent with the Effective Date of this Agreement, as set forth in the fairness opinion of Advest Corporation ($14 million), and
          (b) the amount loaned by FIC to FICFS to acquire such New Era Companies; provided, however, if the Repurchase Event occurs after the third anniversary of the effective date of this Agreement,

          "B" shall be zero for purposes of the determination of the Repurchase Price, and

          "C" is the value resulting from the Enterprise Value Contribution described below.

     A. FICFS

     Valuation Criteria. The Company shall appoint an independent valuation expert to value the FICFS subsidiary on a going concern basis, using generally accepted evaluation techniques consistent with the approach taken by Advest Corporation in its fairness opinion conducted for FIC's Board of Directors during the second quarter of 2003. The valuation will value FICFS without taking a deduction or discount of such value that is greater than is in the Advest fairness opinion for [I] any "minority interest" considerations; [ii] the lack of concurrent marketability of the enterprise; [iii] the lack of liquidity for any equity interests; or [iv] any restrictions placed on the transfer of equity interests by virtue of regulatory change of control or other compliance requirements. The valuation will take into consideration historical financial results, the maturity of FICFS at the valuation date, and to the extent deemed appropriate, will adjust the "risk premium" from the Advest Valuation. The valuation will also consider the growth characteristics of the business; its market position within its target market; and the reputation and stature the company has achieved in its marketplace.

                                  Exhibit A-1

     If, within 15 days after Executive receives the valuation prepared by the independent valuation expert retained Company, Executive notifies the Company that he is not in agreement with such valuation, the dispute shall be submitted to arbitration in accordance with the procedure set forth in Section 9.8 of this Agreement; provided, however, each arbitrator shall be a qualified valuation expert with experience in life insurance company operations. The arbitration panel shall conduct the valuation process in accordance with the procedures set forth above.

     C. Enterprise Value Contribution to FIC

     Concurrent with the valuation process of FICFS, the Company will initiate an actuarial valuation of the block of insurance and annuity policies produced by or through FICFS (including, without limitation, production by or through Equita Financial and Insurance Services of Texas, Inc. (Equita) pursuant to the agreement dated as of June 4, 2003 between Equita and the life insurance company subsidiaries of the Company), its employees and agents. The Chief Actuary of the Company shall conduct the valuation. The valuation shall be conducted as if the entire block of business was being sold. The valuation will be conducted on a "GAAP Book Value Basis". The valuation will not include any deduction or discount of such value for [I] any "minority interest" considerations; [ii] the lack of concurrent marketability of the block of business; [iii] any restrictions placed on the transfer of equity interests by virtue of regulatory change of control or compliance requirements; or [iv] the tax consequences resulting from the deemed transfer of the book of business. The actuary will take into account a minimum of 15 years of expected profits from the book of business, and will use a discount rate appropriate for transactions of this type but in no event greater than the ten-year U.S. Treasury Note Rate, plus 7% . The actuary will be directed to use expense levels consistent with industry averages. Once the actuary has arrived at the "Present Value of Future Profits" for the block of business, the GAAP profits from the book of business from prior periods will be added to arrive at a Total Enterprise Value Contribution from produced insurance.

     If, within 15 days after Executive receives the valuation prepared by the Company, Executive notifies the Company that he is not in agreement with such valuation, the dispute shall be submitted to arbitration in accordance with the procedure set forth in Section 9.8 of this Agreement; provided, however, each arbitrator shall be a qualified actuary with experience in life insurance company operations. The arbitration panel shall conduct the valuation process in accordance with the procedures set forth above.

                                  Exhibit A-2